Registration No. 333-

As filed with the Securities and Exchange Commission on May 14, 2015

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TOWER SEMICONDUCTOR LTD.
(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 619
Migdal Haemek, Israel, 23105
972-4-650-6611
(Address and telephone number of Registrant's principal executive offices)

2013 Share Incentive Plan
(Full title of plans)

Tower Semiconductor USA
4300 Stevens Creek Blvd., Suite 175
San Jose, California 95129
Tel: 408-551-6500
Facsimile: 408-551-6509
(Name, address and telephone number of agent for service)

Copies of all Correspondence to:
DAVID H. SCHAPIRO, ESQ. Yigal Arnon & Co.	SHELDON KRAUSE, ESQ. Eilenberg & Krause LLP
1 Azrieli Center	11 East 44th Street
Tel Aviv, 67021 Israel	New York, NY 10017
Tel: 972-3-608-7856	Tel: 212-986-9700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐       Accelerated filer ☐       Non-accelerated filer ☒       Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value NIS 15.00 per share (“Ordinary Shares”) issuable upon exercise of options previously granted under the 2013 Share Incentive Plan	5,736,720	(2)	$4.83		$27,708,358	$3,219.71
Ordinary Shares issuable upon vesting of restricted stock units previously granted under the 2013 Share Incentive Plan	780,000	(3)	16.35	(4)	$12,753,000	$1,481.90
Ordinary Shares which may be issued pursuant to awards which may be granted under the 2013 Share Incentive Plan	483,280	(5)	16.35	(4)	$7,901,628	$918.17
TOTAL:	7,000,000				$48,362,986	$5,619.78

(1)
Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement also registers an indeterminate number of Ordinary Shares which may become issuable pursuant to the adjustment provisions of the plan and options to which this Registration Statement relates.

(2)	Represents shares that may be issued pursuant to options which have been granted pursuant to the Registrant's 2013 Share Incentive Plan.

(3)	Represents shares that may be issued pursuant to restricted stock units which have been granted pursuant to the Registrant's 2013 Share Incentive Plan.

(4)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933  based upon the average of the high and low prices of the Registrant’s Ordinary Shares on the Nasdaq Global Market on  May 12, 2015.

(5)	Represents shares that may be issued pursuant to options which may in the future be granted pursuant to the Registrant's 2013 Share Incentive Plan.

As permitted by Rule 429 under the Securities Act of 1933, this registration statement contains a combined resale prospectus that relates to ordinary shares covered by this registration statement as well as ordinary shares covered by prior registration statements on Form S-8, No. 333-178167, filed by the Registrant on November 23, 2011, No. 333-174276, filed by the registrant on May 17, 2011, No. 333-166428, filed by the registrant on April 30, 2010, No. 333-153710, filed by the registrant on September 29, 2008 and No. 333-147071, filed by the Registrant on November 1, 2007.  Upon effectiveness, this registration statement will serve as a post-effective amendment to such prior registration statements.

EXPLANATORY NOTE

This Registration Statement on Form S-8 filed by Tower Semiconductor Ltd., a company organized under the laws of the State of Israel (the “Registrant”), is being filed to register 7 million shares that may be issued pursuant to options and restricted stock units, which have been granted or may be granted in the future, pursuant to the Registrant's 2013 Share Incentive Plan.

The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(i) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not required to be, and are not being, filed by us with the Securities and Exchange Commission (“SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

As used herein or any in any document incorporated by reference hereto, the “Company”, “Tower Semiconductor Ltd.”, “Registrant”, “we”, “us”, or “our” refers to Tower Semiconductor Ltd. and its consolidated subsidiaries.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission, this Registration Statement omits the information specified in Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents By Reference.

The following documents filed with the SEC by the Registrant pursuant to the Securities Exchange Act of 1934 are incorporated by reference in this registration statement:

•      Annual report on Form 20-F for the year ended December 31, 2014, filed on May 14, 2015, to the extent the information in that report has not been updated or superseded by this prospectus; and

•      The description of the Company's Ordinary Shares which is contained in its Registration Statement on Form 8-A declared effective on October 25, 1994.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  We may also incorporate any Form 6-K subsequently filed or furnished by us to the SEC prior to the filing of any such post-effective amendment, by identifying in such Form 6-K that it is being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing or furnishing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

The Israeli Companies Law-1999, or the Companies Law, provides that a company may include in its articles of association provisions allowing it to:

1.
partially or fully, exempt in advance, an office holder of the company from his responsibility for damages caused by the breach of his duty of care to the company, except for damages caused to the Company due to any breach of such Office Holder's duty of care towards the company in a “distribution” (as defined in the Companies Law).

2.
enter into a contract to insure the liability of an office holder of the company by reason of acts or omissions committed in his capacity as an office holder of the company with respect to the following:

(a)	the breach of his duty of care to the company or any other person;

(b)
the breach of his fiduciary duty to the company to the extent he acted in good faith and had a reasonable basis to believe that the act or omission would not prejudice the interests of the company; and

(c)	monetary liabilities or obligations which may be imposed upon him in favor of other persons.

3.	indemnify an office holder of the company for:

(a)
monetary liabilities or obligations imposed upon, or actually incurred by, such officer holder in favor of other persons pursuant to a court judgment, including a compromise judgment or an arbitrator’s decision approved by a court, by reason of acts or omissions of such officer holder in his or her capacity as an office holder of the company;

(b)
reasonable litigation expenses, including attorney’s fees, actually incurred by such office holder or imposed upon him or her by a court, in an action, suit or proceeding brought against him or her by or on behalf of us or by other persons, or in connection with a criminal action from which he or she was acquitted, or in connection with a criminal action which does not require criminal intent in which he was convicted,  in each case by reason of acts or omissions of such officer holder in his or her capacity as an office holder; and

2

(c)
reasonable litigation expenses, including attorneys’ fees, actually incurred by such office holder due to an investigation or a proceeding instituted against such office holder by an authority competent to administrate such an investigation or proceeding, and that was finalized without the filing of an indictment against such office holder and without any financial obligation imposed on such office holder in lieu of criminal proceedings, or that was finalized without the filing of an indictment against such office holder but with financial obligation imposed on such office holder in lieu of criminal proceedings of a crime which does not require proof of criminal intent, or in connection with a monetary sanction, in each case by reason of acts of such officer holder in his or her capacity as an office holder of the company.

The Companies Law provides that a company’s articles of association may provide for indemnification of an office holder post-factum and may also provide that a company may undertake to indemnify an office holder in advance, as described in:

i.
sub-section 3(a) above, provided such undertaking is limited to and actually sets forth the occurrences, which, in the opinion of the company’s board of directors based on the current activity of the company, are, at the time such undertaking is provided, foreseeable, and to an amount and degree that the board of directors has determined is reasonable for such indemnification under the circumstances; and

ii.	sub-sections 3(b) and 3(c) above.

The Companies Law provides that a company may not indemnify or exempt the liabilities of an office holder or enter into an insurance contract which would provide coverage for the liability of an office holder with respect to the following:

o	a breach of his fiduciary duty, except to the extent described above;

o	a breach of his duty of care, if such breach was done intentionally or recklessly, but excluding a breach due to negligence only;

o	an act or omission done with the intent to unlawfully realize personal gain; or

o	a fine or monetary settlement imposed upon him.

Under the Companies Law, the term "office holder" may include a director, managing director, general manager, chief business manager, deputy general manager, vice general manager, other managers directly subordinate to the managing director and any other person fulfilling or assuming any such position or responsibility without regard to such person’s title or a manager directly subordinate to the general manager.

The grant of an exemption, an undertaking to indemnify or indemnification of, and procurement of insurance coverage for, an office holder of a company requires, pursuant to the Companies Law, the approval of our audit committee, or, following May 14, 2011 (the effective date of a new amendment to the Companies Law), of a special compensation committee to the extent that such committee complies with the statutory requirements which apply to the audit committee, and board of directors, and, in certain circumstances, including if the office holder is a director or the general manager, the approval of our shareholders in addition to the approval of the audit committee and board of directors.

We have entered into an insurance contract for directors and officers and have procured indemnification insurance for our office holders to the extent permitted by our Articles of Association.

3

We have also entered into indemnification agreements with certain of our directors and officers to the extent permitted by our Articles of Association. The indemnification agreements provide that, subject only to mandatory provisions of applicable law to the contrary, we will indemnify such individuals against the obligations and expenses described above with respect to acts performed in the capacity of an office holder, subject, in certain instances, to (i) the obligation or expense being imposed or expended in connection with a specified event; and (ii) a specific cap. The indemnification agreements also exempt such individuals from liability for damage caused or to be caused to us as a result of a breach of such individual's duty of care, subject only to mandatory provisions of applicable law to the contrary.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Numbers	Description of Document
4.1
Articles of Association of the Registrant, approved by shareholders on November 14, 2000, as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form F-1, File No. 333-126909)

4.2
Amendment to the Articles of Association of the Registrant (approved by shareholders on December 7, 2003) (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-8, File No. 333-117565)

4.3
Amendment to Articles of Association of the Registrant (approved by shareholders on September 28, 2006) (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-8, File No. 333-138837)

4.4
Amendment to Articles of Association of Registrant (approved by shareholders on September 24, 2008) (incorporated by reference to Exhibit 3.4 of the Registrant’s Registration Statement on Form S-8, File No. 333-153710)

4.5	Amendment to Articles of Association of Registrant (approved by shareholders on August 11, 2011) (incorporated by reference to exhibit 99.1 of the Form 6-K furnished to the SEC on January 17, 2012)
4.6
Amendment to Articles of Association of Registrant (approved by shareholders on August  2, 2012) (incorporated by reference to proposals 1 and 2 of the proxy statement filed on Form 6-K furnished to the SEC on June 12, 2012, and the Form 6-K furnished to the SEC on August 2, 2012)

4.7
Amendment to Articles of Association of Registrant (approved by shareholders on May  23, 2013) (incorporated by reference to Proposal 5 of the proxy statement filed on Form 6-K furnished to the SEC on April 16, 2013)

4.8	2013 Share Incentive Plan (incorporated by reference to Exhibit 4.54 of the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2014)
5.1	Opinion of Yigal Arnon & Co.
23.1	Consent of Yigal Arnon & Co. (contained in their opinion constituting Exhibit 5.1)
23.2	Consent of Brightman Almagor Zohar & Co.
24.1	Power of Attorney (included on signature page)

4

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

5

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

6

PROSPECTUS

2,569,839 Ordinary Shares Underlying Previously Granted Options
to Our Chief Executive Officer, Our Chairman of the Board and Certain of Our Directors

This Prospectus relates to the resale, from time to time, by our Chief Executive Officer, our Chairman of the Board and certain of our directors named herein under the caption “Selling Shareholders” (the “Selling Shareholders”) to the public of up to 2,569,839 of our ordinary shares, par value NIS 15.00 per share (“Ordinary Shares”), which have been, or may be, acquired by the Selling Shareholders through the exercise of stock options previously granted to them by our Board of Directors, or a committee appointed by the board. See “Selling Shareholders.”

The Selling Shareholders may sell all or any portion of these ordinary shares in one or more transactions through (i) Nasdaq, the Tel Aviv Stock Exchange, in the over-the-counter market, in privately negotiated transactions or otherwise; (ii) directly to purchasers or through agents, brokers, dealers or underwriters; (iii) at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices; or (iv) or any other means described in the section entitled "Plan of Distribution."

Our ordinary shares are listed on the Nasdaq Global Market under the symbol and on the Tel Aviv Stock Exchange in Israel under the symbol "TSEM."  On May 13, 2015, the last reported sale price of our ordinary shares was $15.27 on the Nasdaq Global Market and NIS 61.01 on the Tel Aviv Stock Exchange.

The securities offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 2.

None of the U.S. Securities and Exchange Commission, the Israeli Securities Authority or any state securities commission have approved or disapproved of these securities or passed upon the adequacy, completeness or accuracy of this prospectus. Any representation to the contrary is a criminal offense under the laws of the United States and the laws of the State of Israel.

The date of this prospectus is May 14, 2015

_________________________________________

ABOUT TOWER SEMICONDUCTOR LTD.

We are a pure-play independent specialty foundry dedicated to the manufacture of semiconductors. Typically, pure-play foundries do not offer products of their own, but focus on producing integrated circuits, or ICs, based on the design specifications of their customers. We manufacture semiconductors for our customers primarily based on third party designs. We currently offer process geometries of 0.35, 0.50, 0.55, 0.60, 0.80-micron and above on 150-mm wafers and 0.35, 0.18. 0.16, 0.13 and 0.11-micron on 200-mm wafers and 65 nanometer and 45 nanometer on 300-mm wafers. We also provide design support and complementary technical services.  ICs manufactured by us are incorporated into a wide range of products in diverse markets, including consumer electronics, personal computers, communications, automotive, industrial and medical device products.

We are focused on establishing leading market share in high-growth specialized markets by providing our customers with high-value wafer foundry services.  Our historical focus has been standard digital complementary metal oxide semiconductor (“CMOS”) process technology, which is the most widely used method of producing ICs.  We are currently focused on the emerging opportunities in specialized technologies including CMOS image sensors, mixed-signal, radio frequency CMOS (RFCMOS), bipolar CMOS (BiCMOS), and silicon-germanium BiCMOS (SiGe BiCMOS or SiGe), high voltage CMOS, radio frequency identification (RFID) technologies and power management. To better serve our customers, we have developed and are continuously expanding our technology offerings in these fields. Through our experience and expertise gained over more than twenty years of operation, we differentiate ourselves by creating a high level of value for our clients through innovative technological processes, design and engineering support, competitive manufacturing indices, and dedicated customer service.

Tower was founded in 1993, with the acquisition of National Semiconductor’s 150-mm wafer fabrication facility located in Migdal Haemek, Israel, and commenced operations as an independent foundry. Since then, we have significantly upgraded our Fab 1 facility, equipment, capacity and technological capabilities with process geometries ranging from 1.0-micron to 0.35-micron and enhanced our process technologies to include CMOS image sensors, embedded flash, advanced analog, RF (radio frequency) and mixed-signal technologies.

In 2003, we commenced production in Fab 2, a wafer fabrication facility we established in Migdal Haemek, Israel. Fab 2 supports geometries ranging from 0.35 to 0.13-micron, using advanced CMOS technology, including CMOS image sensors, embedded flash, advanced analog, RF (radio frequency), power platforms and mixed-signal technologies.

In September 2008, we merged with Jazz Technologies, Inc ("Jazz"). Jazz focuses on specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices. Jazz’s fab supports geometries ranging from 0.80 to 0.13-micron. Jazz's specialty process technologies include advanced analog, radio frequency, high voltage, bipolar and silicon germanium bipolar complementary metal oxide (“SiGe”) semiconductor processes. ICs manufactured by Jazz are incorporated into a wide range of products, including cellular phones, wireless local area networking devices, digital TVs, set-top boxes, gaming devices, switches, routers and broadband modems. Jazz operates one semiconductor fabrication facility in Newport Beach, California.

In June 2011, we acquired a fabrication facility in Nishiwaki City, Hyogo, Japan ("Fab 4") from Micron. The assets and related business that we acquired from Micron were held and conducted through a wholly owned Japanese subsidiary, TowerJazz Japan Ltd. ("TJP"). Fab 4 supported geometries ranging from 0.13 to 0.095-micron to manufacture DRAM as well as CMOS and CMOS image sensor products.  In 2014, the operations of Fab 4 ceased in the course of restructuring our activities and business in Japan.

In March 2014, we acquired from Panasonic 51% of a newly established company, TowerJazz Panasonic Semiconductor Co., Ltd., (“TPSCo”), that manufactures products for Panasonic and potentially other third parties, using Panasonic's three semiconductor manufacturing facilities located in Hokuriku Japan (Uozu E, Tonami CD and Arai E). Pursuant to the transaction, Panasonic transferred its semiconductor wafer manufacturing process and capacity tools (8 inch and 12 inch) at said three fabs to TPSCo, and entered into a five-year manufacturing agreement for the manufacture of products for Panasonic by TPSCo.

Our executive offices and Israeli manufacturing facilities are located in the Ramat Gavriel Industrial Park, Shaul Amor Street, Post Office Box 619, Migdal Haemek, 23105 Israel, and our telephone number is 972-4-650-6611. Our agent for service of process in the United States is Tower Semiconductor USA, Inc. located at 4300 Stevens Creek Blvd., Suite 175 San Jose, California 95129.

Additional information about us and our operations may be found at our web site: www.towerjazz.com.  Information on our website is not incorporated by reference in this prospectus.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk.  Therefore, you should not invest in our securities unless you are able to bear a loss of your entire investment.  You should carefully consider the risk factors described in our periodic reports filed with the SEC, including those specified in Item 3 to our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the SEC on May 14, 2015 in the section captioned “Risk Factors”, which is incorporated by reference in this prospectus, as well as the risk factors set forth below. You should carefully consider these risks together with the other information in this prospectus before deciding to invest in our securities. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected.  In that case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

The statements incorporated by reference or contained in this prospectus discuss our future expectations, contain projections of our results of operations or financial condition, and include other forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”).  Our actual results may differ materially from those expressed in forward-looking statements made or incorporated by reference in this prospectus.  Forward-looking statements that express our beliefs, plans, objectives, assumptions or future events or performance may involve estimates, assumptions, risks and uncertainties.  Therefore, our actual results and performance may differ materially from those expressed in the forward-looking statements.  Forward-looking statements often, although not always, include words or phrases such as the following: "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "intends," "plans," "projection" and "outlook."

You should not unduly rely on forward-looking statements contained or incorporated by reference in this prospectus.  Various factors discussed in this prospectus, including, but not limited to, all the risks discussed in "Risk Factors," and in our other SEC filings may cause actual results or outcomes to differ materially from those expressed in forward-looking statements.  You should read and interpret any forward-looking statements together with these documents.

Any forward-looking statement speaks only as of the date on which that statement is made.  We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

CAPITALIZATION

The following table sets forth our long-term debt, debentures and capitalization as of December 31, 2014.

	As of December 31, 2014 (US dollars in thousands)
Long-term bank loans (including current maturity)		$169,776
Debenture (including current maturity)		217,310
Long term customers’ advances		6,272
Other long terms liabilities		114,901
Shareholders’ equity:
Ordinary Shares, NIS 15.00 par value per share*	235,117
Additional paid in capital	1,137,946
Capital notes	60,704
Stock based compensation	50,017
Accumulated other comprehensive loss	(25,726)
Accumulated deficit	(1,244,007)
Treasury stock; 86,667 shares	(9,072)
Total shareholders’ equity:		204,979
Non controlling interest		(9,418)
Total equity		195,561
Total capitalization		$703,820

*150 million authorized shares, 58.1 million issued shares; 58.0 million outstanding shares;

The information set forth on an actual basis in the foregoing table excludes the following securities as of March 31, 2015:

(i)	Approximately 7.4 million ordinary shares issuable upon exercise of options granted to employees, CEO, chairman of the board and directors at a weighted average exercise price of $6.32 ;

(ii)	Approximately 0.7 million ordinary shares issuable upon exercise of warrants issued to our banks with a weighted average exercise price of $22.2 per share exercisable until December 2018;

(iii)	Approximately 3.8 million Ordinary shares issuable upon conversion of the equity equivalent capital notes held by Bank Hapoalim.

(iv)	Approximately 1.7 million ordinary shares issuable upon exercise of Series J Warrants with an exercise price of $25.50 per share and exercisable until June 2015;

(v)	Up to 3.5 million ordinary shares underlying approximately $35 million of long-term Series F debentures at a conversion rate of NIS 36.28 (approximately $10);

(vi)	Approximately 0.9 million ordinary shares issuable upon exercise of Series 7 Warrants with an exercise price of $7.235 and exercisable through March 2016;

(vii)	Approximately 4.6 million ordinary shares issuable upon exercise of Series 9 Warrants with an exercise price of $7.33 and exercisable through July 2017; and

(viii)	Approximately 5.8 million ordinary shares issuable upon conversion of Jazz convertible bonds exercisable through December 2018 at a conversion rate of $10.07.

USE OF PROCEEDS

We will not receive any proceeds from the sale of ordinary shares by the Selling Shareholders. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the Selling Shareholders. Upon exercise by payment of cash of any outstanding options whose underlying shares are covered hereby, we will receive the exercise price of the options. If all of such 2.5 million options granted as of the date of this prospectus to the Selling Shareholders are exercised for cash, we will receive approximately $16.4 million. We expect to use the proceeds we receive from the exercise of options of the Selling Shareholders, if any, for general working capital purposes.

We have agreed to bear all expenses relating to the registration of the securities registered pursuant to this prospectus.

MARKET FOR OUR ORDINARY SHARES

Our ordinary shares are listed and traded on the NASDAQ Global Market and on the Tel Aviv Stock Exchange (TASE) under the symbol “TSEM”.

The following table sets forth, for the periods indicated, the high and low reported sales prices of the ordinary shares on the NASDAQ Stock Market and Tel Aviv Stock Exchange.  For ease of comparison, all of the prices in the following table have been adjusted to reflect the 1:15 reverse split of our ordinary shares, which was effective for the start of trading on August 6, 2012, as if such reverse split had been in effect during the periods indicated:

	NASDAQ Stock Market		Tel Aviv Stock Exchange
Period	High ($)	Low ($)	High (NIS)	Low (NIS)
April 2015	17.98	14.38	70.65	58.90
March 2015	18.29	16.16	73.79	63.80
February 2015	16.84	13.01	63.79	50.45
January 2015	16.59	12.41	64.21	49.90
December 2014	14.26	12.32	56.00	48.10
November 2014	13.33	9.78	50.48	36.83
First quarter 2015	18.29	12.41	73.79	49.90
Fourth quarter 2014	14.26	8.64	56.00	32.90
Third quarter 2014	12.26	9.07	43.78	30.74
Second quarter 2014	10.06	7.56	34.68	26.02
First quarter 2014	9.64	5.44	32.88	19.20
Fourth quarter 2013	7.53	3.85	22.70	13.40
Third quarter 2013	5.18	4.15	18.37	14.65
Second quarter 2013	7.85	4.60	28.66	15.83
2014	14.26	5.44	56.00	19.20
2013	8.67	3.85	32.40	13.40
2012	15.30	6.75	57.90	27.58
2011	23.10	9.00	82.41	34.05
2010	28.05	14.85	105.29	55.65

On May 13, 2015, the last reported sale price of the ordinary shares was $15.27 on the Nasdaq Global Market and NIS 61.01 on the Tel Aviv Stock Exchange.

PLAN OF DISTRIBUTION

The Selling Shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling ordinary shares or interests in ordinary shares received after the date of this prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholders may use any one or more of the following methods when disposing of shares or interests therein:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

- privately negotiated transactions;

- short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

- broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share; and

- a combination of any such methods of sale, or any other methods permitted by applicable law.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.  The Selling Shareholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our ordinary shares or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume.  The Selling Shareholders may also sell our ordinary shares short and deliver these securities to close out their short positions and to return borrowed shares in connection with such short sales, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities.  The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Shareholders from the sale of the ordinary shares offered by them will be the purchase price of the ordinary shares less discounts or commissions, if any.  Each of the Selling Shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents.  We will not receive any of the proceeds from this offering.

The Selling Shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.   At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required (or if appropriate, a post-effective amendment to this registration statement which includes this prospectus), will be filed, which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discount, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates.  In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(b)(1) of the Securities Act.

Expenses of the Offering

We have incurred, or expect to incur, the following estimated expenses in connection with the sale of the securities covered by this prospectus:

Securities and Exchange Commission Registration Fee	$5,619.78
Legal fees and expenses	$10,000
Miscellaneous	$2,000
Total	$17,619.78

SELLING SHAREHOLDERS

Beneficial ownership and other information.

The Selling Shareholders acquired, or may hereafter acquire, the ordinary shares being offered hereby pursuant to the exercise of options granted under our 2013 Share Incentive Plan, Independent Directors Share Option Plan 2007, 2009 Employee Share Incentive Plan or 2009 Chairman Share Incentive Plan.

Mr. Russell C. Ellwanger is our Chief Executive Officer, who also serves as chairman of the board of directors of our wholly-owned subsidiaries and TPSCo, and may be considered an affiliate of our company. Amir Elstein is the chairman of our board of directors and Sagi Kabla, Kalman Kaufman, Alex Kornhauser, Rami Guzman, Dana Gross, and Ilan Flato serve as directors on our board of directors.

The address for each of the Selling Shareholders is c/o Tower Semiconductor Ltd., P.O. Box 619, Ramat Gavriel Industrial Park, Migdal Haemek 23105, Israel.

Nothing in this Registration Statement shall be construed as an admission that any Selling Shareholder is the beneficial owner of any of our securities, other than the securities held directly by such party, nor that any Selling Shareholder or other persons or entities constitute a "group", for purposes of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

The following table assumes that each Selling Shareholder will sell all of the securities owned by him or her and covered by this Prospectus.  Information included in the table is based upon information provided by the Selling Shareholders.  Our registration of these securities does not necessarily mean that the Selling Shareholders will sell any or all of the securities.

Except as otherwise noted below none of the Selling Shareholders are broker-dealers or affiliates of broker-dealers.

Name of Selling Shareholder	Shares Beneficially Owned Prior to Offering/ Percentage of Class1	Shares Being Offered	Shares Beneficially Owned Upon Completion of Offering / Percentage of Class
Russell C. Ellwanger	1,058,769/ 1.37%	1,058,769	0%
Amir Elstein	1,387,098/ 1.79%	1,387,098	0%
Sagi Kabla	10,000/ 0.01%	10,000	0%
Kalman Kaufman	33,667/ 0.04%	33,667	0%
Alex Kornhauser	10,000/ 0.01%	10,000	0%
Rami Guzman	25,000/ 0.03%	25,000	0%
Dana Gross	35,000/ 0.05%	35,000	0%
Ilan Flato	10,305/ 0.01%	10,305	0%

1
Beneficial ownership is calculated in accordance with General Instruction F. to Form 20-F, except that shares underlying all options covered by this Prospectus (both vested and unvested) are reflected as beneficially owned, and is based on approximately 76.2 million ordinary shares outstanding as of March 31, 2015.

DESCRIPTION OF SHARE CAPITAL

Ordinary Shares

Our authorized share capital consists of 150 million ordinary shares, par value NIS 15.00 per share. Under our articles of association, the ordinary shares do not have preemptive rights. We may from time to time, by approval of a majority of our shareholders, increase our authorized share capital. All ordinary shares are registered shares, rather than bearer shares.

The ownership or voting rights of our ordinary shares by non-residents of Israel is not restricted in any way by our memorandum of association or articles of association. The State of Israel does not restrict in any way the ownership or voting rights of ordinary shares of Israeli entities by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel. Our ordinary shares do not have cumulative voting rights for the election of directors. The affirmative vote of the shareholders present in person or by proxy that represent more than 50% of the voting power present in person or by proxy have the power to elect all nominees up for election to our board of directors. The election of an external director also requires that either: (i) this majority include the affirmative vote of more than one half of the shares held by non-controlling and disinterested shareholders that voted at the meeting; or (ii) the total number of shares held by non-controlling and disinterested shareholders that voted against the election of the nominee external director does not exceed two percent of the aggregate voting rights in the company.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to the nominal value of their respective holdings. This liquidation right may be affected by the grant of a preferential dividend or distribution right to the holder of a class of shares with preferential rights that may be authorized in the future. Dividends may be paid only out of profits, as defined in the Israeli Companies Law, provided that there is no reasonable concern that the dividend distribution will prevent us from meeting our existing and future expected obligations as they come due. Our Board of Directors is authorized to declare dividends, although our bank covenants currently in effect prohibit the payment of dividends on our ordinary shares, unless such payments are approved by our banks.

Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Subject to the provisions set forth in Section 46B of the Israeli Securities Law, these voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future. Our major shareholders do not have different voting rights from each other or other shareholders.

Resolutions of shareholders (e.g. resolutions amending our articles of association, electing or removing directors, appointing an independent registered public accounting firm, authorizing changes in capitalization or the rights attached to our shares or approving a wind-up or merger), in general, require the affirmative vote (at a meeting convened upon advance notice of no less than thirty five days) of shareholders present in person or by proxy and holding shares conferring, in the aggregate, at least a majority of the votes actually cast on such resolutions.

            The quorum required for a meeting of shareholders is at least two shareholders present, in person or by proxy, within half an hour of the time fixed for the meeting’s commencement that together hold shares conferring in the aggregate at least 33% of the total voting power of our shares. A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place. At the reconvened meeting, in the event a quorum is not present within half an hour of the time fixed for the meeting’s commencement, the persons present shall constitute a quorum.

Our registration number at the Israeli Registrar of Companies is 52-004199-7.

The objective stated in our memorandum of association and our articles of association is to engage in any lawful activity.

Modification or abrogation of the rights of any existing class of shares requires either the written consent of all of the holders of the issued shares of such class or the adoption of a resolution by an ordinary majority of a general meeting of holders of such class. The quorum required for a class meeting is at least two shareholders present, in person or by proxy, within half an hour of the time fixed for the meeting’s commencement that together hold shares conferring in the aggregate at least 51% of the total voting power of the issued shares of such class. If no quorum is present, the meeting shall be adjourned to another time and at the adjourned meeting a quorum shall be constituted in the presence of any number of participants, regardless of the number of shares held by them.

We had approximately 76.2 million ordinary shares outstanding as of March 31, 2015.  The above number of outstanding ordinary shares does not include 86,667 treasury shares held by us through a trustee.

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

Israeli law limits foreign currency transactions and transactions between Israeli and non-Israeli residents. The Controller of Foreign Exchange at the Bank of Israel, through "general" and "special" permits, may regulate or waive these limitations. In May 1998, the Bank of Israel liberalized its foreign currency regulations by issuing a new "general permit" providing that foreign currency transactions are generally permitted, although some restrictions still apply. Under the new general permit, all foreign currency transactions must be reported to the Bank of Israel, and a foreign resident must report to his financial mediator about any contract for which Israeli currency is being deposited in, or withdrawn from, his account.

 The State of Israel generally does not restrict the ownership or voting of ordinary shares of Israeli entities by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

TAXATION

The below discussion does not purport to be an official interpretation of the tax law provisions mentioned therein or to be a comprehensive description of all tax law provisions which might apply to our securities or to reflect the views of the relevant tax authorities, and it is not meant to replace professional advice in these matters. The below discussion is based on current, applicable tax law, which may be changed by future legislation or reforms.

Non-residents should obtain professional tax advice with respect to the tax consequences under the laws of their countries of residence of holding or selling our securities.

A. Israeli Capital Gains Tax

An individual is subject to tax at a rate of 25% on real capital gains derived from the sale of shares, or to tax at a rate of 30% if the individual is a "substantial shareholder" (generally a shareholder with 10% or more of the right to profits, right to nominate a director or voting rights) in the company issuing the shares. As of 2013 an additional tax at a rate of 2% applies on annual income from all sources, including capital gains, in excess of NIS 810,720 (adjusted to inflation).

The determination of whether the individual is a substantial shareholder will be made on the date that the securities are sold. In addition, the individual will be deemed to be a substantial shareholder if at any time during the 12 months preceding this date he or she had been a substantial shareholder.

Corporations will be generally subject to corporate tax rates (26.5%) in respect of total income, including capital gains.

Non-Israeli residents are exempt from Israeli capital gains tax on any gains derived from the sale of shares in an Israeli corporation publicly traded on the TASE and/or on a foreign stock exchange, provided such gains do not derive from a permanent establishment of such shareholders in Israel and that such shareholders did not acquire their shares prior to the issuer’s initial public offering. However, non-Israeli corporations will not be entitled to such exemption if an Israeli residents (i) have a controlling interest of more than 25% in such non-Israeli corporation, or (ii) are the beneficiaries of or are entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In some instances where our shareholders may be liable to Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at the source.

Pursuant to the treaty between the Governments of the United States and Israel with respect to taxes on income, or the U.S.-Israel tax treaty, the sale, exchange or disposition of our ordinary shares by a person who qualifies as a resident of the United States under the treaty and who is entitled to claim the benefits afforded to him by the treaty, will generally not be subject to Israeli capital gains tax. This exemption shall not apply to a person who held, directly or indirectly, shares representing 10% or more of the voting power in our company during any part of the 12-month period preceding the sale, exchange or disposition, subject to certain conditions. A sale, exchange or disposition of our shares by a U.S. resident qualified under the treaty, who held, directly or indirectly, shares representing 10% or more of the voting power in our company at any time during the preceding 12-month period would be subject to Israeli tax, to the extent applicable; however, under the treaty, this U.S. resident would be permitted, under certain conditions, to claim a credit for these taxes against the U.S. income tax with respect to the sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. In addition, in the event that (1) the capital gains arising from the sale of shares in an Israeli corporation will be attributable to a permanent establishment of the shareholder located in Israel, or (2) the shareholder, being an individual, will be present in Israel for a period or periods aggregating 183 days or more during a taxable year, the aforesaid exemption shall not apply.

Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale.

B. Israeli Tax on Dividend Income

On distributions of dividends other than bonus shares, or stock dividends, to Israeli individuals and foreign resident individuals and foreign resident corporations we would be required to withhold income tax at the rate of 25% (or 30% if the receiver is a substantial shareholder).  If the income out of which the dividend is being paid is attributable to an Approved Enterprise or to a Privileged Enterprise or to a Preferred Enterprise under the Law for the Encouragement of Capital Investments, 1959, the rate would be 20% unless a preferable tax rate is provided for in a treaty between Israel and the shareholder’s country of residence.

Under the US-Israel Tax Treaty, Israeli withholding tax on dividends paid to a US treaty resident may not, in general, exceed 25%, or 15% in the case of dividends paid out of the profits of an Approved Enterprise, subject to certain conditions. Where the recipient is a US corporation owning 10% or more of the voting stock of the paying corporation and the dividend is not paid from the profits of an Approved Enterprise, the Israeli tax withheld may not exceed 12.5%, subject to certain conditions.

In 2011, legislation amending the Investment Law was adopted. Under this new legislation, as amended in 2013, a uniform corporate tax rate will apply to all qualifying income of certain industrial Companies (requirement of a minimum export of 25% of the company's total turnover), as opposed to the current law's incentives, which are limited to income from Approved Enterprises during their benefits period. Under the new law, the uniform tax rate will be 9% in areas in Israel designated as Development Zone A and 16% elsewhere in Israel. The profits of these Industrial Companies will be freely distributable as dividends, subject to a 20% withholding tax (or lower, under an applicable tax treaty).

DIVIDEND POLICY

Since 1998, we have not declared or paid cash dividends on any of our shares and we have no current intention of paying any cash dividends in the future.  The facility agreement that we entered into with our banks, as amended, prohibits the payment of dividends.

The Companies Law also restricts our ability to declare dividends.  We can only distribute dividends from profits (as defined in the law), provided that there is no reasonable concern that the dividend distribution will prevent us from meeting our existing and future expected obligations as they come due.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Yigal Arnon & Co., our Israeli counsel. In addition, certain other matters in connection with this offering with respect to United States law will be passed upon for us by Eilenberg & Krause LLP, our U.S. counsel.

EXPERTS

The consolidated financial statements, incorporated in this prospectus by reference from our Annual Report on Form 20-F and the effectiveness of our internal control over financial reporting have been audited by Brightman Almagor Zohar & Co., a member firm of Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES AND
AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

We are incorporated in Israel, most of our executive officers and directors and the Israeli experts named herein are nonresidents of the United States, and a substantial portion of our assets and of such persons' are located outside the United States. Therefore, it may be difficult to enforce a judgment obtained in the United States, against us or any of these persons, in US or Israeli courts based on the civil liability provisions of the US federal securities laws, except to the extent that such judgment could be enforced in the U.S. against our U.S. subsidiaries. Additionally, it may be difficult for you to enforce civil liabilities under U.S. federal securities laws in original actions instituted in Israel.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF
INFORMATION BY REFERENCE

We have filed a registration statement on Form S-8 with the Securities and Exchange Commission in connection with this offering. In addition, we file reports with, and furnish information to, the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we have filed at the Securities and Exchange Commission, including any exhibits and schedules, at the Securities and Exchange Commission’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on this public reference room. As a foreign private issuer, all documents which were filed after November 4, 2002 on the Securities and Exchange Commission's EDGAR system are available for retrieval on the Securities and Exchange Commission's website at www.sec.gov. These Securities and Exchange Commission filings are also available to the public on the Israel Securities Authority’s Magna website at www.magna.isa.gov.il and from commercial document retrieval services.  We also generally make available on our own web site (www.towersemi.com) our quarterly and year-end financial statements as well as other information.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. The following documents filed with the Securities and Exchange Commission by our company are incorporated by reference in this registration statement:

•	Annual report on Form 20-F for the year ended December 31, 2014, filed on May 14, 2015, to the extent the information in that report has not been updated or superseded by this prospectus; and

•	The description of the Company's Ordinary Shares which is contained in its Registration Statement on Form 8-A declared effective on October 25, 1994.

All subsequent annual reports filed by our company pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents.  We may also incorporate any Form 6-K subsequently submitted by us to the Commission prior to the termination of the offering by identifying in such Forms 6-K that they are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at: Ramat Gavriel Industrial Park, Post Office Box 619, Migdal Haemek, 23105 Israel, Attn: Corporate Secretary, telephone number:  972-4-650-6611. Copies of these filings may also be accessed at our website, www.towerjazz.com. Click on “Investor Relations” and then “Filings.”

A copy of this prospectus, our memorandum of association and our articles of association, are available for inspection at our offices at Hamada Avenue, Ramat Gavriel Industrial Park, Migdal Haemek, Israel and on the Israel Securities Authority’s Magna website, www.magna.isa.gov.il.

As a foreign private issuer, we are exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and other provisions in Section 16 of the Exchange Act.

2,569,839 Ordinary Shares Underlying Previously Granted Options
to Our Chief Executive Officer, Our Chairman of the Board and Certain of Our Directors

____________________________

PROSPECTUS

____________________________

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information.  We are not making any offer to sell or buy any of the securities in any state where the offer or sale is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.

May 14, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Migdal Haemek, Israel, on May 14, 2015.

TOWER SEMICONDUCTOR LTD.

By:	/s/ Russell C. Ellwanger
Russell C. Ellwanger
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Russell C. Ellwanger, Oren Shirazi or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form S-8 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities Exchange Commission, granting such attorneys-in-fact and agents, and each of them, full power and authority to do all such other acts and execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Amir Elstein Amir Elstein	Chairman of the Board	May 14, 2015
/s/ Russell C. Ellwanger Russell C. Ellwanger	Chief Executive Officer (Principal Executive Officer)	May 14, 2015
/s/ Oren Shirazi Oren Shirazi	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 14, 2015
/s/ Yoav Doppelt Yoav Doppelt	Director	May 14, 2015

/s/ Ilan Flato Ilan Flato	Director	May 14, 2015
/s/ Dana Gross Dana Gross	Director	May 14, 2015
/s/ Rami Guzman Rami Guzman	Director	May 14, 2015
/s/ Sagi Kabla Sagi Kabla	Director	May 14, 2015
/s/ Kalman Kaufman Kalman Kaufman	Director	May 14, 2015
/s/Alex Kornhauser Alex Kornhauser	Director	May 14, 2015
AUTHORIZED REPRESENTATIVE IN THE UNITED STATES TOWER SEMICONDUCTOR USA, INC. By: /s/ Russell C. Ellwanger Russell C. Ellwanger Chief Executive Officer		May 14, 2015

EXHIBIT INDEX

Exhibit Numbers	Description of Document
4.1
Articles of Association of the Registrant, approved by shareholders on November 14, 2000, as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form F-1, File No. 333-126909)

4.2
Amendment to the Articles of Association of the Registrant (approved by shareholders on December 7, 2003) (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-8, File No. 333-117565)

4.3
Amendment to Articles of Association of the Registrant (approved by shareholders on September 28, 2006) (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-8, File No. 333-138837)

4.4
Amendment to Articles of Association of Registrant (approved by shareholders on September 24, 2008) (incorporated by reference to Exhibit 3.4 of the Registrant’s Registration Statement on Form S-8, File No. 333-153710)

4.5	Amendment to Articles of Association of Registrant (approved by shareholders on August 11, 2011) (incorporated by reference to exhibit 99.1 of the Form 6-K furnished to the SEC on January 17, 2012)
4.6
Amendment to Articles of Association of Registrant (approved by shareholders on August  2, 2012) (incorporated by reference to proposals 1 and 2 of the proxy statement filed on Form 6-K furnished to the SEC on June 12, 2012, and the Form 6-K furnished to the SEC on August 2, 2012)

4.7
Amendment to Articles of Association of Registrant (approved by shareholders on May  23, 2013) (incorporated by reference to Proposal 5 of the proxy statement filed on Form 6-K furnished to the SEC on April 16, 2013)

4.8	2013 Share Incentive Plan (incorporated by reference to Exhibit 4.54 of the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2014)
5.1	Opinion of Yigal Arnon & Co.
23.1	Consent of Yigal Arnon & Co. (contained in their opinion constituting Exhibit 5.1)
23.2	Consent of Brightman Almagor Zohar & Co.
24.1	Power of Attorney (included on signature page)